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FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:           January 31, 2005
                                            Estimated average burden
                                            hours per response              0.5
                                            ------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Crain,                            Bohn                           H.
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(Last)                          (First)                         (MI)

107 Cambria Court
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(Street)

St. Davids,                          PA                       19087
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(City)                             (State)                    (Zip)

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 2. Issuer Name and Ticker or Trading Symbol

Stonepath Group, Inc. STG
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 3. I.R.S. Identification Number
    of Reporting Person, if an entity (voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    August 2002                        |
                                       |
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 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [     ]  Director                    [   ]  10% Owner

        [  X  ]  Officer                     [   ]  Other (specify below)
                (give title below)

        Chief Financial Officer
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7. Individual or Joint/Group Reporting (Check Applicable Line)

        ____x___ Form filed by One Reporting Person
        ________ Form filed by More than One Reporting Person
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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Trans-   | 2A.        | 3. Transaction Code     | 4. Securities Acquired (A) or
   (Instr. 3)                    |     action   | Deemed     |    (Instr. 8)           |    Disposed of (D)
                                 |     Date     | Execution  |                         |    (Instr. 3, 4 and 5)
                                 |     (Month/  | Date, if   |                         |
                                 |      Day/    | any        |                         |
                                 |      Year)   | (Month/    |                         |
                                 |              |  Day/      |                         |
                                 |              |  Year)     |                         |
                                 |              |            |                         |
                                 |              |            |                         |
                                 |              |            |                         |
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                                 |              |            |    Code   |     V       |     Amount     |  (A)or  |    Price
                                 |              |            |           |             |                |   (D)   |
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Common stock                     |   8/13/02    |            |     P     |    ---      |     17,600     |    A    |    $1.00
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
===================================================================================================================================

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned     |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    Following Reported     |    Indirect (I)         |
                                 |    Transactions(s)        |                         |
                                 |    (Instr. 3 and 4)       |    (Instr. 4)           |
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Common stock                     |        17,600(*)          |         D               |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
===================================================================================================================================




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Explanation of Responses:


/s/ Bohn H. Crain                                   10/22/02
---------------------------------------    --------------------------
                                                      Date
    **Signature of Reporting Person

  * Does not Include options to purchase 150,000 shares of the Company's Common Stock at an exercise price of $1.78 per share subject to periodic vesting over a 3 year period commencing 1/10/02. Also, does not include options to purchase 200,000 shares of the Company's Common Stock at an exercise price of $1.30 per share subject to periodic vesting over a 4 year period commencing 7/3/02.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).